Exhibit 99.1

For additional information contact:
K. M. Hoveland
President & CEO
(626) 339-9663

KAISER FEDERAL FINANCIAL GROUP, INC. TO COMMENCE STOCK
OFFERING

Covina, California, September 29, 2010 —K-Fed Bancorp (the “Company”) (NASDAQ: KFED), announced today that Kaiser Federal Financial Group, Inc., a Maryland corporation (“Kaiser Federal Financial Group”), the proposed holding company for Kaiser Federal Bank, and K-Fed Mutual Holding Company have received conditional regulatory approval from the Office of Thrift Supervision to commence Kaiser Federal Financial Group’s stock offering in connection with K-Fed Mutual Holding Company’s proposed second-step conversion.  The Company also announced today that the registration statement relating to the sale of common stock of Kaiser Federal Financial Group has been declared effective by the Securities and Exchange Commission (the “SEC”).

Kaiser Federal Financial Group is offering for sale the 66.7% ownership interest in the Company currently owned by K-Fed Mutual Holding Company, which is equivalent to between $63.8 million and $86.3 million, or between 6,375,000 and 8,625,000 shares of common stock at $10.00 per share.  Kaiser Federal Financial Group may increase the number of shares that it sells in the offering, without notice to persons who have subscribed for shares, by up to 15%, to $99.2 million or 9,918,750 shares at $10.00 per share, as a result of market demand or changes in the financial markets.  The number of shares to be sold in the offering is based on an independent appraisal of the estimated pro forma market value of Kaiser Federal Financial Group as of August 6, 2010.

At the conclusion of the conversion and offering, the existing shares of common stock held by the public stockholders of the Company will be exchanged for between 0.7194 and 0.9733 shares of Kaiser Federal Financial Group, subject to a 15% increase to 1.1193 shares, based on the independent appraisal.  The exchange ratio ranges could change as a result of regulatory review or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the offering.

The completion of the conversion and offering is subject to, among other things, selling a minimum of 6,375,000 shares in the offering, the receipt of all necessary final regulatory approvals, the receipt of the approval of the members of K-Fed Mutual Holding Company (depositors of record of Kaiser Federal Bank) as of September 24, 2010, and the receipt of the approval of the stockholders of record of the Company as of September 24, 2010.

After the completion of the conversion and offering, Kaiser Federal Financial Group will be 100% owned by public stockholders, and the Company and K-Fed Mutual Holding Company will each cease to exist.

On or about October 8, 2010, offering materials will be mailed to Kaiser Federal Bank depositors eligible to purchase shares in the subscription offering, and proxy solicitation materials will be mailed to depositors and stockholders.  Shares of common stock not sold in the subscription offering will be available in a community offering with a preference given first to the residents of Los Angeles, Orange, San Bernardino, Riverside and Santa Clara Counties, California and then to stockholders of the Company as of September 24, 2010.  The subscription and community offerings are expected to expire at 2:00 p.m., Pacific Time, on October 29, 2010.  Shares not sold in the subscription and community offerings are expected to be sold in a syndicated community offering.  Keefe, Bruyette & Woods, Inc. is assisting Kaiser Federal Financial Group in selling its common stock in the subscription and community offerings on a best efforts basis.  In the syndicated community offering, Keefe, Bruyette & Woods, Inc. will serve as sole book-running manager and Sterne, Agee & Leach, Inc. will serve as co-manager.

Kaiser Federal Financial Group has established a Stock Information Center to handle inquiries of its depositors and stockholders with respect to the subscription and community offerings.  The Stock Information Center will open on October 12, 2010.  The Stock Information Center’s telephone number is 1-(877) 860-2086.  Hours of operation will be from 10:00 a.m. to 4:00 p.m., Pacific Time, Monday through Friday, except bank holidays.  A copy of the prospectus and stock order form relating to the subscription and community offerings may be obtained from the Stock Information Center beginning on October 12, 2010.

This press release contains certain forward-looking statements about the conversion and reorganization within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the transactions contemplated by the Plan of Conversion and Reorganization; difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame or offering range; increased competitive pressures; changes in the interest rate environment; demand for loans in the Company’s market area; adverse changes in general economic conditions, either nationally or in the Company’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged; the future earnings and capital levels of Kaiser Federal Bank, which would affect the ability of Kaiser Federal Financial Group to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the Company's judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock which is made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription offering, an accompanying stock order form).  The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

The Company has filed a proxy statement/prospectus concerning the conversion with the SEC.  Stockholders of the Company are urged to read the proxy statement/prospectus because it contains important information.  Investors are able to obtain all documents filed with the SEC by the Company and Kaiser Federal Financial Group free of charge at the SEC’s website, www.sec.gov.  In addition, documents filed with the SEC by the Company and Kaiser Federal Financial Group are available free of charge from the Corporate Secretary of the Company at 1359 North Grand Avenue, Covina, California 91724, Attention: Corporate Secretary.

The directors, executive officers, and certain other members of management and employees of the Company are participants in the solicitation of proxies in favor of the conversion from the stockholders of the Company.  Information about the directors and executive officers of the Company is included in the proxy statement/prospectus filed with the SEC.